Exhibit 99.1
FOR IMMEDIATE RELEASE
ZAP Signs Exclusive Agreement for OBVIO!™ Urban Cars of Rio de Janeiro
California Company Projects Brasilian Car Available for Export to the U.S. by 2007
     SANTA ROSA, California (September 21, 2005) – Transportation pioneer ZAP (PCX:ZP – News) announced today that it has signed an agreement for the exclusive North American distribution of a new urban car from Brasil with OBVIO! Automotoveiculos S.P.E. Ltda., of Rio de Janeiro.
     ZAP and OBVIO! have agreed to collaborate in the design and manufacture of high efficiency, high performance urban cars. OBVIO! intends to manufacture two models for export to the USA. ZAP will work closely with OBVIO! to ensure these advanced technology vehicles are fully compliant with United States regulatory requirements and will serve as the exclusive representative and distributor for OBVIO! in North America.
     ZAP and OBVIO! expect to unveil the prototypes in the U.S. by the end of 2005. Initial plans are to roll out the vehicles in 2007. Under the terms of the agreement, ZAP is ordering 50,000 vehicles from OBVIO! during the three year period following initial delivery. Given the level of interest ZAP continues to receive from its dealer network coupled with the “greening” of the American market, the partners see growing market demand for fuel efficient cars. According to the Wall Street Journal, the potential market for small, fuel-efficient cars could be as high as one million vehicles per year.
     “Over two million cars a year are manufactured in Brasil,” said ZAP Chairman Gary Starr. “We are pleased that OBVIO! has chosen ZAP to be the first U.S. distributor of cars designed and made in Rio de Janeiro. We believe the OBVIO! is part of a new generation of automobiles that address rising energy costs.”
     ZAP and OBVIO! intend to deliver urban cars with a uniquely fresh design that achieve high levels of passenger safety, performance, fuel efficiency and sophistication. The two models – an economy and a performance version — would include a number of exciting advances in design, features and options.
     “ZAP and OBVIO! share a lot in common in bringing change to the global automotive industry,” said ZAP CEO Steve Schneider. “Fuel prices are on the rise and whether they go back down or level off, I think consumers today clearly demand more environmentally friendly vehicles. Unlike the Smart Car, having the manufacturer direct relationship with OBVIO! simplifies the importation process and the consumer benefits.”

     ZAP’s business plan is to develop a distribution network that caters to buyers of fuel-efficient and advanced technology automobiles. ZAP is working to create an auto dealer package that will market automobiles from companies like OBVIO!. Schneider noted that ZAP plans to offer new advances in automotive technology, including high efficiency internal combustion and electrically driven vehicles.
     “OBVIO! has spent several months investigating the right partner for the U.S. market,” said Ricardo Machado. “We concluded that ZAP was uniquely positioned to be able to successfully market our cars and we look forward to bringing these refreshing new automotive designs to North American consumers. ZAP recently secured a $425 million credit facility and their experience in delivering alternative vehicles to the marketplace has shown that ZAP is capable of selling and servicing the dealer and customer that is motivated to purchase advanced transportation vehicles. We believe that with the backing and support of the manufacturer, ZAP will be very successful in this history making venture.”
About OBVIO!
     OBVIO! Automotoveiculos S.P.E. Ltda. is a new developer of automobiles in Rio de Janeiro, Brasil. OBVIO! has assembled a network of suppliers to incorporate the latest advances in automotive engineering into a new generation of automobile that meets the challenges of today’s urban driving environment and is in the process of setting up its manufacturing facility in Xerem at Duque de Caxias city, Rio de Janeiro. Under the direction of OBVIO!’s chief design partner, Anisio Campos, the premier car designer in Brasil and a former racing driver, OBVIO! cars will incorporate many state-of-the-art technologies in its materials and features for an urban car that is fun to drive, but meets consumer’s growing preference for efficiency. For more information, visit http://www.obvio.ind.br.
About ZAP
   ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies and energy products since 1994, delivering more than 90,000 vehicles to 75 countries. ZAP is publicly owned with shares trading on the Archipelago Exchange (PCX) under the trading symbol ZP. For more information, visit http://www.zapworld.com.
Cautionary Statement
This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-

party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
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ZAP Contacts:
Steve Kim, Investor Relations
+1 707 525 8658 x 298, investor@zapworld.com
Alex Campbell, Media Relations
+1 707 525 8658 x 241, acampbell@zapworld.com
OBVIO! Contact:
Ricardo Machado, President
+55 21 2539 7358, ricardomachado@obvio.ind.br